ARC Document Solutions Reports Results for First Quarter 2013

WALNUT CREEK, CA -- (Marketwire - May 07, 2013) - ARC Document Solutions, Inc. (NYSE: ARC), the nation's leading document solutions company for the architecture, engineering, and construction (AEC) industry, today reported its financial results for the first quarter ended March 31, 2013.

Business Highlights:

  Q1 cash from operations was $11.9 million
  Q1 gross margin was 32.4% reflecting a year-over-year expansion of 160 bps
  Nine percent year-over-year sales increase in Onsite Services sales led by MPS
  Q1 adjusted earnings per share was $0.01
  Company maintains 2013 annual adjusted earnings per share outlook of $0.03 to $0.07 and annual cash from operations of $38-45 million

Financial Highlights:

                                                     Three Months Ended
                                                            March 31
                                                 --------------------------
  (All dollar figures in millions, except EPS)       2013          2012
                                                 ------------  ------------
Net Sales                                        $      100.0  $      103.6
Gross Margin                                             32.4%         30.8%
Net Income (Loss) attributable to ARC            $        0.4  $       (4.9)
Adjusted Net Income attributable to ARC          $       0.55  $       0.01
EPS                                              $       0.01  $      (0.11)
Adjusted EPS*                                    $       0.01  $       0.00

Cash from Operations                             $       11.9  $       12.4
Capital Expenditures                             $        5.6  $        3.8

Debt & Capital Leases (including current)        $      219.4  $      226.5

*Please refer to the accompanying tables for explanations of adjusted EPS

Management Commentary:

"We posted solid sales in the first quarter of 2013 largely due to our continuing growth in MPS, and we saw significant improvement in gross margin thanks to the aggressive restructuring efforts we made in the fourth quarter of 2012," said K. "Suri" Suriyakumar, Chairman, President and CEO of ARC Document Solutions. "Management remains focused on selling our new portfolio of services within the broader context of document solutions. Given current conditions in our traditional market, this strategy is already paying dividends as we continue to make headway with our larger MPS customers, and garner interest in archiving and information management."

"We maintain a cautiously optimistic view of the AEC market," continued Mr. Suriyakumar. "While homebuilding activity is taking the headlines, the market for larger non-residential construction projects remains very early in its recovery. In both cases, we continue to see an increased use of technology for managing and distributing documents."

"The benefit of our restructuring measures taken in the fourth quarter are evident in our expanded gross margin in first quarter of this year and we continue to execute on opportunities to refine our cost base and further expand our margins," said John Toth, ARC Document Solution's Chief Financial Officer. "Our balance sheet remains strong and our debt ratios continue to improve."

Sales Reporting Format
In February 2013, ARC Document Solutions announced that in its statement of operations the Company would begin reporting net sales under "Service sales" and "Equipment and supplies sales" to better identify and report its individual business lines. The two new categories replace the three categories previously used to report net sales of "Reprographics services," "Facilities management," and "Equipment and supplies sales."

"Service sales" includes traditional reprographics services, onsite services, color printing services, and digital services. "Equipment and supplies sales" is self-explanatory. Net sales for the individual business lines that comprise each category are reported and reconciled in the Company's "Net Sales by Product Line" table included herein.

Outlook:
ARC Document Solutions maintains its current annual adjusted earnings per share forecast for 2013 to be in the range of $0.03 to $0.07 on a fully-diluted basis, and annual cash flow from operations to be in the range of $38 million to $45 million.

Teleconference and Webcast:
ARC Document Solutions will host a conference call and audio webcast today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time) to discuss results for the Company's first quarter of 2013. The conference call can be accessed by dialing (888) 265-9177. The conference ID number is 32478929.

A live Webcast will also be made available on the investor relations page of ARC's website at www.e-arc.com.

A replay will be available approximately one hour after the call for seven days following the call's conclusion. To access the replay, dial (855) 859-2056. The conference ID number to access the replay is 32478929. A Web archive will be made available at http://www.e-arc.com for approximately 90 days following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 7,000 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "continuing growth" "make headway," "opportunities," and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Factors that could cause our actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, current economic conditions and downturn in the architectural, engineering and construction (AEC) industries specifically, and the timing and nature of any economic recovery; our inability to mitigate revenue exposure to the cyclical nature of the AEC industries; our inability to streamline operations and reduce and/or manage costs; our failure to develop and introduce new services successfully, including expansion of client service capabilities in our core AEC market; competition in our industry and innovation by our competitors; our failure to anticipate and adapt to future changes in our industry; our failure to take advantage of market opportunities and/or to complete acquisitions; our dependence on certain key vendors for equipment, maintenance services and supplies; and damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers. The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect our future performance, please review our periodic filings with the U.S. Securities and Exchange Commission, and specifically the risk factors set forth in our most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
                                                   March 31,    December 31,
                                                 ------------- -------------
                                                      2013          2012
                                                 ------------- -------------
Assets
Current assets:
Cash and cash equivalents                        $      30,219 $      28,021
Accounts receivable, net of allowances for
 accounts receivable of $2,565 and $2,634               60,758        51,855
Inventories, net                                        13,907        14,251
Deferred income taxes                                      382             -
Prepaid expenses                                         3,553         3,277
Other current assets                                     2,819         6,819
                                                 ------------- -------------
Total current assets                                   111,638       104,223

Property and equipment, net of accumulated
 depreciation of $198,309 and $197,830                  56,345        56,471
Goodwill                                               212,608       212,608
Other intangible assets, net                            32,723        34,498
Deferred financing costs, net                            3,936         4,219
Deferred income taxes                                    1,316         1,246
Other assets                                             2,536         2,574
                                                 ------------- -------------
Total assets                                     $     421,102 $     415,839
                                                 ============= =============

Liabilities and Equity
Current liabilities:
Accounts payable                                 $      20,558 $      21,215
Accrued payroll and payroll-related expenses             9,460         6,774
Accrued expenses                                        27,578        22,321
Current portion of long-term debt and capital
 leases                                                 11,264        13,263
                                                 ------------- -------------
Total current liabilities                               68,860        63,573

Long-term debt and capital leases                      208,124       209,262
Deferred income taxes                                   29,018        28,936
Other long-term liabilities                              3,141         3,231
                                                 ------------- -------------
Total liabilities                                      309,143       305,002
                                                 ------------- -------------

Commitments and contingencies

Stockholders' equity:
ARC Document Solutions, Inc. stockholders'
 equity:
Preferred stock, $0.001 par value, 25,000 shares
 authorized; 0 shares issued and outstanding                --            --
Common stock, $0.001 par value, 150,000 shares
 authorized; 46,264 and 46,274 shares issued and
 46,251 and 46,262 shares outstanding                       46            46
Additional paid-in capital                             103,102       102,510
Retained earnings                                        1,110           695
Accumulated other comprehensive income                     495           689
                                                 ------------- -------------
                                                       104,753       103,940
Less cost of common stock in treasury, 12 shares            44            44
                                                 ------------- -------------
Total ARC Document Solutions, Inc. stockholders'
 equity                                                104,709       103,896
Noncontrolling interest                                  7,250         6,941
                                                 ------------- -------------
Total equity                                           111,959       110,837
                                                 ------------- -------------
Total liabilities and equity                     $     421,102 $     415,839
                                                 ============= =============

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------

Service sales                                    $     87,800  $     89,672
Equipment and supplies sales                           12,236        13,901
                                                 ------------  ------------
  Total net sales                                     100,036       103,573
Cost of sales                                          67,657        71,695
                                                 ------------  ------------
  Gross profit                                         32,379        31,878
Selling, general and administrative expenses           23,773        23,457
Amortization of intangible assets                       1,747         4,593
Restructuring expense                                     472             -
                                                 ------------  ------------
  Income from operations                                6,387         3,828
Other income                                              (26)          (30)
Interest expense, net                                   6,041         7,438
                                                 ------------  ------------
Income before income tax (benefit) provision              372        (3,580)
Income tax (benefit) provision                           (311)        1,310
                                                 ------------  ------------
  Net income (loss)                                       683        (4,890)
Income attributable to the noncontrolling
 interest                                                (268)          (17)
                                                 ------------  ------------
  Net income (loss) attributable to ARC Document
   Solutions, Inc. shareholders                  $        415  $     (4,907)
                                                 ============  ============
Earnings (loss) per share attributable to ARC
 Document Solutions, Inc. shareholders:
  Basic                                          $       0.01  $      (0.11)
                                                 ============  ============
  Diluted                                        $       0.01  $      (0.11)
                                                 ============  ============

Weighted average common shares outstanding:
  Basic                                                45,762        45,541
  Diluted                                              45,791        45,541

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of cash flows provided by operating activities to EBIT,
 EBITDA and Adjusted EBITDA
(In thousands)
(Unaudited)
                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------

Cash flows provided by operating activities (1)  $     11,881  $     12,395
  Changes in operating assets and liabilities,
   net of business acquisitions                        (1,756)       (2,145)
  Non-cash expenses, including depreciation,
   amortization, and restructuring                     (9,442)      (15,140)
  Income tax (benefit) provision                         (311)        1,310
  Interest expense, net                                 6,041         7,438
  Income attributable to the noncontrolling
   interest                                              (268)          (17)
                                                 ------------  ------------
EBIT                                                    6,145         3,841
  Depreciation and amortization                         8,702        11,655
                                                 ------------  ------------
EBITDA                                                 14,847        15,496
  Restructuring expense                                   472             -
  Stock-based compensation                                592           444
                                                 ------------  ------------
Adjusted EBITDA                                  $     15,911  $     15,940
                                                 ============  ============

(1) For the three months ended March 31, 2013 cash flows provided by operating activities includes $1.6 million in cash payments related to restructuring.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income (loss) attributable to ARC to unaudited adjusted net income attributable to ARC
(In thousands, except per share data)
(Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------

Net income (loss) attributable to ARC            $        415  $     (4,907)
  Change in trade name impact to amortization               -         2,369
  Restructuring expense                                   472             -
  Interest rate swap related costs                          -         1,255
  Income tax benefit, related to above items             (179)       (1,355)
  Deferred tax valuation allowance and other
   discrete tax items                                    (154)        2,645
                                                 ------------  ------------
  Unaudited adjusted net income attributable to
   ARC                                           $        554  $          7
                                                 ============  ============

Actual:
Earnings (loss) per share attributable to ARC
 shareholders:
  Basic                                          $       0.01  $      (0.11)
                                                 ============  ============
  Diluted                                        $       0.01  $      (0.11)
                                                 ============  ============

Weighted average common shares outstanding:
  Basic                                                45,762        45,541
  Diluted                                              45,791        45,541

Adjusted:
Earnings per share attributable to ARC
 shareholders:
  Basic                                          $       0.01  $       0.00
                                                 ============  ============
  Diluted                                        $       0.01  $       0.00
                                                 ============  ============

Weighted average common shares outstanding:
  Basic                                                45,762        45,541
  Diluted                                              45,791        45,587

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income (loss) attributable to ARC to EBIT, EBITDA and
 Adjusted EBITDA
(In thousands)
(Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------

Net income (loss) attributable to ARC            $        415  $     (4,907)
  Interest expense, net                                 6,041         7,438
  Income tax (benefit) provision                         (311)        1,310
                                                 ------------  ------------
EBIT                                                    6,145         3,841
  Depreciation and amortization                         8,702        11,655
                                                 ------------  ------------
EBITDA                                                 14,847        15,496
  Restructuring expense                                   472             -
  Stock-based compensation                                592           444
                                                 ------------  ------------
Adjusted EBITDA                                  $     15,911  $     15,940
                                                 ============  ============

ARC Document Solutions, Inc.
Net Sales by Product Line
(In thousands)
(Unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                 ---------------------------
                                                      2013          2012
                                                 ------------- -------------

Service Sales
  Traditional Reprographics                      $      29,558 $      33,323
  Color                                                 20,905        20,003
  Digital                                                8,361         9,690
                                                 ------------- -------------
    Subtotal (1)                                        58,824        63,016
  Onsite Services (2)                                   28,976        26,656
                                                 ------------- -------------
    Total Service Sales                                 87,800        89,672

Equipment and Supplies Sales                            12,236        13,901
                                                 ------------- -------------
Total net sales                                  $     100,036 $     103,573
                                                 ============= =============

(1) For comparison purposes, this subtotal agrees with Reprographics
Services historically reported prior to the 2012 Annual Report on Form 10-K.
(2) Represents work done at our customer sites which includes Facilities
Management ("FM") and Managed Print Services ("MPS")

Non-GAAP Financial Measures.
EBIT, EBITDA and related ratios presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity.

EBIT represents net income before interest and taxes. EBITDA represents net income before interest, taxes, depreciation and amortization. EBIT margin is a non-GAAP measure calculated by dividing EBIT by net sales. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by net sales.

We present EBIT, EBITDA and related ratios because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.

We use EBIT and EBITDA to measure and compare the performance of our operating segments. Our operating segments' financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating segments. As a result, we believe EBIT is the best measure of operating segment profitability and the most useful metric by which to measure and compare the performance of our operating segments. We also use EBIT to measure performance for determining operating segment-level compensation and we use EBITDA to measure performance for determining consolidated-level compensation. In addition, we use EBIT and EBITDA to evaluate potential acquisitions and potential capital expenditures.

EBIT, EBITDA and related ratios have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:

  They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;

  They do not reflect changes in, or cash requirements for, our working capital needs;

  They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;

  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

  Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBIT, EBITDA, and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBIT, EBITDA and related ratios only as supplements. For more information, see our 2012 Annual Report on Form 10-K.

Our presentation of adjusted net income and adjusted EBITDA over certain periods is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.

Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC shareholders for the three months ended March 31, 2013 and 2012 to reflect the exclusion of amortization impact related specifically to the change in useful lives of trade names, restructuring expense, interest rate swap related costs, and the establishment or reversal of valuation allowances related to certain deferred tax assets and other discrete items. This presentation facilitates a meaningful comparison of our operating results for the three months ended March 31, 2013 and 2012. We believe these charges were the result of the current macroeconomic environment, our capital restructuring, or other items which are not indicative of our actual operating performance.

We presented adjusted EBITDA in three months ended March 31, 2013 and 2012 to exclude stock-based compensation expense and restructuring expense. The adjustment of EBITDA for non-cash adjustments is consistent with the definition of adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance.

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2013          2012
                                                 ------------  ------------
Cash flows from operating activities
Net income (loss)                                $        683  $     (4,890)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Allowance for accounts receivable                     145           240
    Depreciation                                        6,955         7,062
    Amortization of intangible assets                   1,747         4,593
    Amortization of deferred financing costs              283           255
    Amortization of bond discount                         165           147
    Stock-based compensation                              592           444
    Deferred income taxes                                (409)         (325)
    Deferred tax valuation allowance                       20         1,968
    Restructuring expense, non-cash portion                58             -
    Amortization of derivative, net of tax
     effect                                                 -           786
    Other non-cash items, net                            (114)          (30)
    Changes in operating assets and liabilities,
     net of effect of business acquisitions:
      Accounts receivable                              (9,183)       (5,634)
      Inventory                                            46          (521)
      Prepaid expenses and other assets                 3,709          (266)
      Accounts payable and accrued expenses             7,184         8,566
                                                 ------------  ------------
Net cash provided by operating activities              11,881        12,395
                                                 ------------  ------------
Cash flows from investing activities
  Capital expenditures                                 (5,612)       (3,805)
  Other                                                   357           191
                                                 ------------  ------------
Net cash used in investing activities                  (5,255)       (3,614)
                                                 ------------  ------------
Cash flows from financing activities
  Proceeds from issuance of common stock under
   Employee Stock Purchase Plan                             -            21
  Payments on long-term debt agreements and
   capital leases                                      (3,332)       (4,388)
  Net (repayments) borrowings under revolving
   credit facilities                                   (1,139)          552
  Payment of deferred financing costs                       -          (712)
                                                 ------------  ------------
Net cash used in financing activities                  (4,471)       (4,527)
                                                 ------------  ------------
Effect of foreign currency translation on cash
 balances                                                  43           123
                                                 ------------  ------------
Net change in cash and cash equivalents                 2,198         4,377
Cash and cash equivalents at beginning of period       28,021        25,437
                                                 ------------  ------------
Cash and cash equivalents at end of period       $     30,219  $     29,814
                                                 ============  ============

Supplemental disclosure of cash flow information
Noncash investing and financing activities
Noncash transactions include the following:
  Capital lease obligations incurred             $      1,254  $      3,846

Contact Information:
David Stickney
VP Corporate Communications
925-949-5114